Independent Auditors' Consent


The Board of Trustees and Shareholders
Rainier Investment Management Mutual Funds:


We consent to the incorporation by reference in the Rainier Investment Management Mutual Fund's Post-Effective Amendment No. 10 to the Registration Statement No. 33-73792 on Form N-1A under the Securities Act of 1933 and Amendment No. 13 to the Registration Statement No. 811-8270 on Form N-1A under the Investment Company Act of 1940 of our report dated May 5, 2000, on the statements of assets and liabilities, including the schedules of investments, of Rainier Investment Management Mutual Funds, (comprised of Small/Mid Cap Equity, Core Equity, Balanced and Intermediate Fixed Income Portfolios) as of March 31, 2000, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated therein. We also consent to the incorporation by reference of our report in the Statement of Additional Information.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.


San Francisco, California
July 31, 2000